Exhibit (h)(56)

                            LETTER AGREEMENT TO THE
                     SHAREHOLDER SERVICING AGENT AGREEMENT

                   (ADDITION OF THE SELECT MONEY MARKET FUND)


Firstar Mutual Fund Services, LLC
615 E. Michigan Street
Milwaukee, WI  53202

Gentlemen:

          Pursuant to Paragraph 7 of the Shareholder Servicing Agent Agreement dated as of March 23, 1988 and amended as of May 1, 1990, between Firstar Funds, Inc. (formerly, Portico Funds, Inc. and formerly Elan Funds) (the "Company"), and you (by assignment from Firstar Trust Company dated October 1, 1998) the Company requests that you render services as Shareholder Servicing Agent under the terms of said agreement with respect to the Select Money Market Fund, an additional portfolio the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

          Please sign two copies of this letter where indicated to signify your agreement to so serve as Shareholder Servicing Agent for the Select Money Market Fund and to the compensation terms set forth on the attached fee schedule for the new Fund, which terms are to become effective as of the date set forth below.

                                   Sincerely,


Dated:               , 2000        FIRSTAR FUNDS, INC.
      ---------------

                                   By:
                                      -----------------------------
                                      Vice President


ACKNOWLEDGED AND AGREED:

FIRSTAR MUTUAL FUND SERVICES, LLC.


By:                                Dated:                , 2000
   -----------------------------         ----------------
    Senior Vice President

                       FIRSTAR MUTUAL FUND SERVICES, LLC
                        MUTUAL FUND SHAREHOLDER SERVICES
                                      FOR
                              FIRSTAR FUNDS, INC.

                            Select Money Market Fund
                            ------------------------


Annual Fee Schedule
-------------------

     $20 per Shareholder account

     $5 per telephone exchange

     $12 per wire transfer

     $10 per NFS/NSCC networked account (Retail Class only)

Minimum annual fee of $12,000 per Fund.

Asset based fee of 0.01% of average net assets.

Fees billed monthly.

Plus out-of-pocket expenses including, but not limited to:

     -    Telephone--Toll-free lines
     -    Postage
     -    Programming
     -    Stationery/Envelopes
     -    Mailing
     -    Proxies
     -    Insurance
     -    Retention of Records
     -    Microfilm/Microfiche of Records
     -    Special Reports
     -    All other out-of pocket expenses


                      AUTOMATIC INVESTMENT PLAN PROCESSING

     $  .50 per cycle
     $  .50 per account set-up and/or change
     $  .50 per item for AIP purchases
     $ 5.00 per correction, reversal or return it